Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS
2016 SECOND QUARTER RESULTS

(Tampa, FL, August 10, 2016) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and six months ended July 3, 2016.

Executive Summary

•	Net sales increased $37.6 million, or 8% compared to the second quarter of 2015, to $514.0 million. Excluding foreign exchange, net sales would have increased 10%.

•	Net income attributable to Masonite increased $20.0 million to $33.4 million in the second quarter of 2016, including a discrete $6.2 million tax benefit.

•	Adjusted EBITDA[1] increased $9.4 million, or 16%, to $68.5 million. Adjusted EBITDA margin increased to 13.3% in the second quarter of 2016.

•	Diluted earnings per share of $1.06 compares to $0.42 in the second quarter of 2015.

•	Adjusted earnings per diluted share[1] of $1.02 compares to $0.42 in the second quarter of 2015.

•	In the second quarter of 2016, Masonite repurchased 455,358 shares of stock at an average price of $67.14, or $31 million.

“We are pleased with the solid growth we experienced in the second quarter, particularly in North America.  Our business in the UK also continued to deliver solid results and, despite the near-term uncertainly presented by the recent Brexit vote, we remain confident in the long-term prospects for the UK housing market, as well as that of both the residential and architectural markets in North America,” said Fred Lynch, President and CEO. “We will continue to focus on strategic initiatives and purposeful investments to grow the business over the long term.”

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation non-GAAP measures.

Second Quarter 2016 Discussion
Net sales increased 8% to $514.0 million in the second quarter of 2016, from $476.4 million in the comparable period of 2015. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 10% to $522.0 million. The increase was primarily due to a $30.1 million increase in volumes and $14.0 million of improvements in average unit price, partially offset by $8.0 million of negative foreign exchange.

•
North American Residential net sales were $348.2 million, a 14% increase over the second quarter of 2015, driven primarily by $42.5 million of increased volume and a $6.2 million improvement in average unit price, partially offset by $5.1 million of foreign exchange.

•
Europe net sales were $82.2 million, a 7% increase over the second quarter of 2015 driven primarily by a $6.1 million improvement in average unit price and $1.1 million of increased volume, partially offset by $2.4 million of foreign exchange.

•
Architectural net sales were $77.6 million, a 2% increase over the second quarter of 2015 driven primarily by a $1.7 million improvement in average unit price, partially offset by $0.4 million of foreign exchange headwinds.

Total company gross profit increased 17% to $111.1 million in the second quarter of 2016, from $95.0 million in the second quarter of 2015. Gross profit margin increased 170 basis points to 21.6%, primarily due to increases in average unit price, lower commodities costs and the favorable impact of volume leverage on our fixed costs.

Selling, general and administrative expenses (SG&A) increased 17% to $69.0 million in the second quarter of 2016 and SG&A as a percentage of net sales increased 110 basis points to 13.4%. The increase in SG&A expenses was driven by increased personnel costs, which includes shared based compensation, as well as investments in advertising, marketing, and branding, and professional fees primarily related to IT and digital initiatives.

Net income attributable to Masonite increased $20.0 million to $33.4 million in the second quarter of 2016, from $13.4 million in the comparable 2015 period. Included in net income is a $6.2 million income tax benefit as a result of adopting new accounting standards related to share based compensation.

Adjusted EBITDA increased 16% to $68.5 million for the second quarter of 2016, from $59.1 million in the comparable 2015 period. Adjusted EBITDA margin increased to 13.3% in the second quarter of 2016.

Diluted earnings per share were $1.06 in the second quarter of 2016 compared to $0.42 in the comparable 2015 period. Adjusted earnings per share were $1.02 in the second quarter of 2016 compared to $0.42 in the comparable 2015 period.

Year to date 2016
Net sales increased 10% to $1,003.3 million in the first six months of 2016, from $910.9 million in the comparable period of 2015. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 12% to $1,024.2 million. The increase was primarily due to a $74.6 million increase in volumes and $34.2 million of improvements in average unit prices, partially offset by $20.9 million of negative foreign exchange.

•
North American Residential net sales were $676.9 million, a 17% increase over the first six months of 2015, driven primarily by $92.6 million of increased volumes and a $20.0 million improvement in average unit price, partially offset by $14.4 million of foreign exchange.

•
Europe net sales were $162.8 million, a 7% increase over the first six months of 2015 driven primarily by a $12.9 million improvement in average unit price and $1.5 million of increased sales of component products, partially offset by $5.0 million of foreign exchange.

•
Architectural net sales were $151.2 million, a 6% increase over the first six months of 2015 driven primarily by $6.3 million of increased volume, $2.0 million of increased sales of component products, and $1.3 million of higher average unit price partially offset by $1.3 million of negative foreign exchange.

Total company gross profit increased 24% to $209.3 million in the first six months of 2016, from $168.3 million in the first six months of 2015. Gross profit margin increased 240 basis points to 20.9%, primarily due to increases in average unit price and the favorable impact of volume on our fixed costs.

Selling, general and administrative expenses (SG&A) increased 14% to $133.9 million in the first six months of 2016 and SG&A as a percentage of net sales increased 50 basis points to 13.3%. The increase in SG&A expenses was driven primarily by new personnel, professional fees and share based compensation expense.

Net income attributable to Masonite increased $68.8 million to $51.2 million in the first six months of 2016, from $(17.6) million in the comparable 2015 period. Included in net income is the previously mentioned $6.2 million income tax benefit in the second quarter as a result of adopting new accounting standards related to share based compensation transactions.

Adjusted EBITDA increased 31% to $126.8 million for the first six months of 2016, from $96.8 million in the comparable 2015 period. Adjusted EBITDA margin increased to 12.6% in the first six months of 2016.

Diluted earnings per share were $1.64 in the first six months of 2016 compared to $(0.58) in the comparable 2015 period. Adjusted earnings per share were $1.59 in the first six months of 2016 compared to $0.33 in the comparable 2015 period, which exclude charges related to the March 2015 debt refinancing.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on August 11, 2016. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website under Investors > Events & Presentations. The webcast can be directly accessed at: Q2'16 Earnings Webcast.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through August 25, 2016. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13641059.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 8,000 customers in 73 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of improvements in the housing market and related markets and the effects of our pricing and other strategies. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” might, “could,” “will,” would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; the United Kingdom referendum to exit the European Union; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

Non-GAAP Financial Measure and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Beginning with the third quarter of 2015, we revised our calculation of Adjusted EBITDA to separately exclude loss (gain) on disposal of subsidiaries. The revision to this definition had no impact on our reported Adjusted EBITDA for the three or six months ended June 28, 2015. Adjusted EBITDA (as revised) is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The tables below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties.

Adjusted EPS for the three and six months ended July 3, 2016 and June 28, 2015 is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries and loss on extinguishment of debt, net of related tax expense (benefit). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Second quarter 2015 net sales	$304.9	$77.1	$76.0	$18.5	$476.4
Volume*	42.5	1.1	(0.1)	(13.4)	30.1	6.3%
Average unit price	6.2	6.1	1.7	—	14.0	2.9%
Components and other	(0.3)	0.3	0.4	1.0	1.5	0.3%
Foreign exchange	$(5.1)	$(2.4)	$(0.4)	$(0.1)	$(8.0)	(1.7)%
Second quarter 2016 net sales	$348.2	$82.2	$77.6	$6.0	$514.0
Year over year growth, net sales	14.2%	6.6%	2.1%	(67.6)%	7.9%

Second quarter 2015 Adjusted EBITDA	$46.7	$8.1	$8.2	$(3.9)	$59.1
Second quarter 2016 Adjusted EBITDA	55.7	12.8	7.7	(7.7)	68.5
Year over year growth, Adjusted EBITDA	19.3%	58.0%	(6.1)%	nm	15.9%
(*) Includes the incremental impact of acquisitions and dispositions.

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Year to date 2015 net sales	$578.2	$152.1	$142.9	$37.7	$910.9
Volume*	92.6	1.3	6.3	(25.6)	74.6	8.2%
Average unit price	20.0	12.9	1.3	—	34.2	3.8%
Components and other	0.5	1.5	2.0	0.5	4.5	0.5%
Foreign exchange	$(14.4)	$(5.0)	$(1.3)	$(0.2)	$(20.9)	(2.3)%
Year to date 2016 net sales	$676.9	$162.8	$151.2	$12.4	$1,003.3
Year over year growth, net sales	17.1%	7.0%	5.8%	(67.1)%	10.1%

Year to date 2015 Adjusted EBITDA	$76.1	$14.6	$12.2	$(6.1)	$96.8
Year to date 2016 Adjusted EBITDA	107.0	23.0	12.1	(15.3)	126.8
Year over year growth, Adjusted EBITDA	40.6%	57.5%	(0.8)%	nm	31.0%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Net sales	$513,985	$476,428	$1,003,290	$910,893
Cost of goods sold	402,881	381,394	793,941	742,550
Gross profit	111,104	95,034	209,349	168,343
Gross profit as a % of net sales	21.6%	19.9%	20.9%	18.5%

Selling, general and administration expenses	68,961	58,818	133,859	116,979
Selling, general and administration expenses as a % of net sales	13.4%	12.3%	13.3%	12.8%

Restructuring costs	(103)	988	(84)	3,344
Loss (gain) on disposal of subsidiaries	(1,431)	—	(1,431)	—
Operating income (loss)	43,677	35,228	77,005	48,020
Interest expense (income), net	6,933	6,787	14,165	18,540
Loss on extinguishment of debt	—	—	—	28,046
Other expense (income), net	(801)	(635)	(15)	(1,819)
Income (loss) from continuing operations before income tax expense (benefit)	37,545	29,076	62,855	3,253
Income tax expense (benefit)	2,855	15,013	9,065	18,277
Income (loss) from continuing operations	34,690	14,063	53,790	(15,024)
Income (loss) from discontinued operations, net of tax	(184)	(240)	(372)	(469)
Net income (loss)	34,506	13,823	53,418	(15,493)
Less: net income (loss) attributable to non-controlling interest	1,151	381	2,235	2,117
Net income (loss) attributable to Masonite	$33,355	$13,442	$51,183	$(17,610)

Earnings (loss) per common share attributable to Masonite:
Basic	$1.09	$0.44	$1.68	$(0.58)
Diluted	$1.06	$0.42	$1.64	$(0.58)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$1.10	$0.45	$1.69	$(0.57)
Diluted	$1.07	$0.43	$1.65	$(0.57)

Shares used in computing basic earnings per share	30,577,589	30,244,869	30,536,282	30,151,182
Shares used in computing diluted earnings per share	31,331,664	31,693,824	31,273,762	30,151,182

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	July 3, 2016	January 3, 2016
Current assets:
Cash and cash equivalents	$62,370	$89,187
Restricted cash	12,196	12,645
Accounts receivable, net	273,144	224,976
Inventories, net	233,937	208,393
Prepaid expenses	23,553	21,983
Income taxes receivable	2,797	1,762
Total current assets	607,997	558,946
Property, plant and equipment, net	534,436	534,234
Investment in equity investees	19,663	18,811
Goodwill	124,596	128,170
Intangible assets, net	207,260	225,932
Long-term deferred income taxes	11,047	16,899
Other assets, net	17,522	16,157
Total assets	$1,522,521	$1,499,149

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$113,581	$96,480
Accrued expenses	130,973	136,029
Income taxes payable	1,460	9
Total current liabilities	246,014	232,518
Long-term debt	470,984	468,856
Long-term deferred income taxes	62,018	98,682
Other liabilities	41,521	43,527
Total liabilities	820,537	843,583
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 31,110,327 and 30,427,865 shares issued and 30,687,350 and 30,427,865 outstanding as of July 3, 2016, and January 3, 2016, respectively	678,411	663,600
Additional paid-in capital	225,544	231,363
Accumulated deficit	(70,816)	(144,628)
Accumulated other comprehensive income (loss)	(118,430)	(107,948)
Common shares held in treasury: 422,977 shares as of July 3, 2016	(28,489)	—
Total equity attributable to Masonite	686,220	642,387
Equity attributable to non-controlling interests	15,764	13,179
Total equity	701,984	655,566
Total liabilities and equity	$1,522,521	$1,499,149

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Net income (loss) attributable to Masonite	$33,355	$13,442	$51,183	$(17,610)

Add: Loss (gain) on disposal of subsidiaries	(1,431)	—	(1,431)	—
Add: Loss on extinguishment of debt	—	—	—	28,046
Tax impact of adjustments	—	—	—	—
Adjusted net income (loss) attributable to Masonite	$31,924	$13,442	$49,752	$10,436

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$1.06	$0.42	$1.64	$(0.58)
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$1.02	$0.42	$1.59	$0.33

Shares used in computing diluted EPS	31,331,664	31,693,824	31,273,762	30,151,182
Incremental shares issuable under share compensation plans and warrants	—	—	—	1,422,865
Shares used in computing diluted Adjusted EPS	31,331,664	31,693,824	31,273,762	31,574,047

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and warrants and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For any periods presented which result in a net loss, no potential common shares relating to our equity awards were included in the computation of diluted loss per share, as their effect would have been anti-dilutive given our net loss position for those periods.

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended July 3, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$55,666	$12,839	$7,672	$(7,661)	$68,516
Less (plus):
Depreciation	8,126	2,480	2,076	2,131	14,813
Amortization	1,225	2,393	2,064	836	6,518
Share based compensation expense	—	—	—	4,782	4,782
Loss (gain) on disposal of property, plant and equipment	199	—	61	—	260
Restructuring costs	—	—	—	(103)	(103)
Loss (gain) on disposal of subsidiaries	—	(1,431)	—	—	(1,431)
Interest expense (income), net	—	—	—	6,933	6,933
Other expense (income), net	—	22	—	(823)	(801)
Income tax expense (benefit)	—	—	—	2,855	2,855
Loss (income) from discontinued operations, net of tax	—	—	—	184	184
Net income (loss) attributable to non-controlling interest	858	—	—	293	1,151
Net income (loss) attributable to Masonite	$45,258	$9,375	$3,471	$(24,749)	$33,355

	Three Months Ended June 28, 2015
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$46,713	$8,053	$8,185	$(3,894)	$59,057
Less (plus):
Depreciation	7,925	1,882	2,020	2,583	14,410
Amortization	1,091	924	2,074	886	4,975
Share based compensation expense	—	—	—	3,106	3,106
Loss (gain) on disposal of property, plant and equipment	317	5	9	19	350
Restructuring costs	3	467	—	518	988
Interest expense (income), net	—	—	—	6,787	6,787
Other expense (income), net	—	45	—	(680)	(635)
Income tax expense (benefit)	—	—	—	15,013	15,013
Loss (income) from discontinued operations, net of tax	—	—	—	240	240
Net income (loss) attributable to non-controlling interest	823	—	—	(442)	381
Net income (loss) attributable to Masonite	$36,554	$4,730	$4,082	$(31,924)	$13,442

	Six Months Ended July 3, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$107,041	$22,957	$12,103	$(15,344)	$126,757
Less (plus):
Depreciation	16,046	4,556	4,583	4,198	29,383
Amortization	2,383	4,789	4,211	1,599	12,982
Share based compensation expense	—	—	—	8,510	8,510
Loss (gain) on disposal of property, plant and equipment	290	31	102	(31)	392
Restructuring costs	—	21	—	(105)	(84)
Loss (gain) on disposal of subsidiaries	—	(1,431)	—	—	(1,431)
Interest expense (income), net	—	—	—	14,165	14,165
Other expense (income), net	—	93	—	(108)	(15)
Income tax expense (benefit)	—	—	—	9,065	9,065
Loss (income) from discontinued operations, net of tax	—	—	—	372	372
Net income (loss) attributable to non-controlling interest	1,696	—	—	539	2,235
Net income (loss) attributable to Masonite	$86,626	$14,898	$3,207	$(53,548)	$51,183

	Six Months Ended June 28, 2015
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$76,060	$14,622	$12,215	$(6,052)	$96,845
Less (plus):
Depreciation	15,877	3,841	3,997	6,001	29,716
Amortization	2,398	1,846	4,102	1,640	9,986
Share based compensation expense	—	—	—	5,485	5,485
Loss (gain) on disposal of property, plant and equipment	530	19	53	(308)	294
Restructuring costs	6	2,195	—	1,143	3,344
Interest expense (income), net	—	—	—	18,540	18,540
Loss on extinguishment of debt	—	—	—	28,046	28,046
Other expense (income), net	—	128	—	(1,947)	(1,819)
Income tax expense (benefit)	—	—	—	18,277	18,277
Loss (income) from discontinued operations, net of tax	—	—	—	469	469
Net income (loss) attributable to non-controlling interest	1,761	—	—	356	2,117
Net income (loss) attributable to Masonite	$55,488	$6,593	$4,063	$(83,754)	$(17,610)